UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Power-One, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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740 Calle Plano
Camarillo, California 93012

Notice of Annual Meeting of Stockholders

To Our Stockholders:

WHAT:	Our Annual Meeting of Stockholders for Fiscal Year 2006
WHEN:	April 24, 2007 at 8:00 a.m., local time
WHERE:	Power-One, Inc. 740 Calle Plano Camarillo, California 93012
WHY:	At this meeting, we plan to:
1. Elect all directors;
2. Ratify the appointment of Deloitte & Touche as independent auditors of Power-One, Inc. for the 2007 fiscal year; and
3. Transact any other business which may properly be presented at the meeting or any adjournment.

Only stockholders of record at the close of business on March 5, 2007 (the “Record Date”) will receive notice and be eligible to vote at the meeting.

All stockholders are encouraged to attend the Annual Meeting. Whether or not you plan to attend, please promptly return the enclosed proxy card to ensure that your shares are represented at the Annual Meeting.

Please refer to the enclosed proxy card for voting directions. Please vote as soon as possible. We have enclosed a postage-prepaid envelope for your convenience for return of the proxy card.

By Order of the Board of Directors,

Randall H. Holliday Secretary

Camarillo, California
March 16, 2007

GENERAL INFORMATION

The Board of Directors of Power-One, Inc. seeks your Proxy for use at our Annual Meeting of Stockholders. We will hold the meeting according to our Notice of Annual Meeting, unless we adjourn to a later date and/or time.

This Proxy Statement and the accompanying Notice of Annual Meeting discuss the purposes of the Annual Meeting.

¿      VOTING AND SOLICITATION

Each share of our common stock has one vote on all matters submitted to our stockholders at the Annual Meeting. Stockholders of record as of the close of business on March 5, 2007 will receive notice of and may vote at the Annual Meeting. Eligible stockholders may vote by marking, signing, and returning the proxy card.

There were 86,809,911 shares  of our common stock outstanding as of March 5, 2007. The closing sale price on that date was $5.52 per share. Our common stock is quoted on the NASDAQ Global Market® under the symbol “PWER.”

Power-One, Inc. will pay for this solicitation. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in sending solicitation materials to beneficial owners.

Voting Matters.   The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the meeting.

Our inspector of elections will count all votes cast in person or by proxy at the Annual Meeting.

The nominees for director receiving the most votes will be elected. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions will have the same effect as a negative vote.

Under NASDAQ rules, if you hold your shares in “street name” through a broker or other nominee, and you do not give your broker or nominee specific instructions on how to vote your shares, your broker or nominee will be permitted to exercise voting discretion with respect to the election of directors and ratification of the appointment of auditors.

Revoking Your Proxy.   Any Proxy may be revoked at any time before it is actually voted at the Annual Meeting. Regardless of the method of voting used, you may revoke your Proxy by:

•       Delivering a written notice of revocation, dated later than the Proxy, before the vote is taken at the Annual Meeting.

•       Executing a later dated Proxy before the vote is taken at the Annual Meeting.

•       Voting in person at the Annual Meeting (your attendance at the meeting, by itself, does not revoke your earlier Proxy).

Any written notice of revocation, or later Proxy, should be delivered to our principal executive offices at Power-One, Inc., 740 Calle Plano, Camarillo, CA 93012, Attention: Secretary.

¿      DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE FISCAL 2007 ANNUAL MEETING

Any stockholder who intends to present a proposal at our Annual Meeting for fiscal year 2007 must deliver the proposal to us at our principal executive offices not later than November 14, 2007 for inclusion in our Proxy Statement and form of Proxy relating to the meeting.

Stockholder proposals to be presented at an Annual Meeting of Stockholders but not submitted for inclusion in our Proxy Statement for that meeting must be received by our Secretary not less than 90, nor more than 120 days prior to the meeting. However, if less than 100 days’ notice from the date of the meeting is given to

GENERAL INFORMATION

stockholders, then notice by the stockholder of any proposal need only be received within 10 days from the date on which notice of the meeting is given. Stockholder proposals must contain information required by our bylaws and comply with applicable legal requirements.

Our bylaws are available via the “Governance—Introduction” link found under our main “Investors” link at our website located at www.power-one.com. Alternatively, any stockholder may obtain a copy of our bylaws by submitting a request to our Secretary at our principal executive offices.

PROPOSAL 1
ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting of Stockholders. All of the nominees for director listed below are currently serving as a director.

Each nominee has indicated his or her willingness to serve if elected, but if any nominee should become unable to serve, we will vote the Proxies we receive for the election of such other person as our directors select. We are not aware of any reason why any of our nominees will be unable or will decline to continue to serve as a director. Background information on each nominee appears below.

Director Nominees

The following individuals are our director nominees.

Name of Nominee	Age(1)	Principal Occupation	Year First Elected	Independence per Board Determination
Kendall R. Bishop	68	Retired Attorney	2000	Independent per NASDAQ rules
Gayla J. Delly	47	President, Benchmark Electronics, Inc.	2005	Independent per NASDAQ rules
Steven J. Goldman	49	Chairman of the Board of Power-One, Inc.	1988	Not Independent per NASDAQ rules
Jon E.M. Jacoby	68	Executive Vice President of SF Holding Corp.	1995	Independent per NASDAQ rules
Mark Melliar-Smith	61	Chief Executive Officer, Molecular Imprints, Inc.	2001	Independent per NASDAQ rules
Jay Walters	59	President of New Horizon Services, LLC	2000	Independent per NASDAQ rules
William T. Yeates	46	Chief Executive Officer of Power-One, Inc.	2006	Not Independent per NASDAQ rules

(1)          As of March 5, 2007

PROPOSAL 1
ELECTION OF DIRECTORS

Kendall R. Bishop.   Mr. Bishop retired as a corporate partner of the O’Melveny & Myers LLP law firm in January 2003 after 38 years of service. He received his B.A. from Stanford University and his J.D. from the University of California at Berkeley.

Gayla J. Delly.   Ms. Delly is the President of Benchmark Electronics, Inc., a provider of electronics manufacturing services.  She served Benchmark as Chief Financial Officer and Executive Vice President from September 2004 to December 2006,  as Vice President Finance from November 2000 to September 2004, and as Treasurer and Controller from January 1996 to January 2002. From 1984 to 1995, Ms. Delly was employed by KPMG LLP and was a Senior Audit Manager when she left the firm. Ms. Delly received a B.S. in accounting from Samford University and is a Certified Public Accountant.

Steven J. Goldman.   Mr. Goldman, who joined us in 1982, serves as our Chairman of the Board. He has held this title since 1990. From 1990 until 2000, Mr. Goldman was also our President, and from 1990 until 2006, he was also our Chief Executive Officer. He received his B.S. in electrical engineering from the University of Bridgeport, Connecticut and his M.B.A. from Pepperdine University’s executive program.

Jon E.M. Jacoby.   Mr. Jacoby serves as Executive Vice President of SF Holding Corp. (formerly known as Stephens Group, Inc.), taking that position in September, 2006. Effective October 1, 2003, Mr. Jacoby retired as an officer and active employee of Stephens Inc. and Stephens Group Inc. Prior to his retirement, Mr. Jacoby had been employed since 1963 by Stephens Inc. and Stephens Group Inc., firms collectively engaged in investment banking and other business activities. He currently serves as a director of Delta & Pine Land Company, Conn’s, Inc. and Eden Bioscience. He received his B.S. from the University of Notre Dame and his M.B.A. from Harvard Business School.

Mark Melliar-Smith.   Mr. Melliar-Smith is the Chief Executive Officer of Molecular Imprints, Inc., based in Austin, Texas. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm focusing on the telecommunications, semiconductor and software businesses. From January 1997 to December 2001, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. Mr. Melliar-Smith is a member of the Board of Directors of Technitrol, Inc., Molecular Imprints, Inc. and Metrosol. Mr. Melliar-Smith received his B.S. and Ph.D. in chemistry from Southampton University in England and his M.B.A. from Rockhurst College.

Jay Walters.   Mr. Walters serves as our Lead Director under Corporate Governance guidelines adopted in 2003. Mr. Walters is President of New Horizon Services, LLC, a technology consulting company, and has held that position since March 2000. Prior to his position with New Horizions, Mr. Walters held a number of executive positions with Lucent Technologies, Inc. retiring from Lucent in 1999.  Mr. Walters received his B.S. in nuclear engineering from the University of Wisconsin and his M.B.A. from Louisiana State University.

PROPOSAL 1
ELECTION OF DIRECTORS

William T. Yeates.   Mr. Yeates is currently our Chief Executive Officer, having assumed this position as of February 2006. Mr. Yeates joined us in 2000 as our President and Chief Operating Officer. Prior to joining us, he spent 15 years with AT&T and Lucent Technologies, working in various positions in product development, marketing, strategy, domestic and international sales, manufacturing and business management. Mr. Yeates’ last position before joining us was as Vice President and General Manager of Lucent’s Titania Division. He received his B.S. in electrical engineering and his M.B.A. from Louisiana Tech University.

RECOMMENDATION

The Board of Directors recommends a vote FOR the election of all nominees listed above. We will vote Proxies received by us in favor of the nominees unless a contrary choice is indicated.

BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

¿      BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Attendance at Meetings and at Annual Meeting

Each of our directors attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she served in 2006.

It is our policy that all directors make every reasonable effort to attend annual stockholders meetings. All six of our then current directors attended our Annual Stockholders Meeting for Fiscal Year 2006.

Stockholder Communications with the Board of Directors

Stockholders are welcome to communicate directly with our Board of Directors and to make recommendations for director nominees. Stockholders interested in communicating directly with any or all non-employee directors, and stockholders interested in recommending director nominees, may do so by writing to:

Board of Directors
Power-One, Inc.
740 Calle Plano
Camarillo, CA 93012
Attn: Secretary

All such correspondence will be logged in by our Secretary. Communications on matters other than as noted in the following sentences will be promptly forwarded to our Lead Director, currently Mr. Walters. Recommendations for director nominees will be sent to the Chair of our Nominating and Corporate Governance Committee. If the Lead Director is not the Chair of the Audit Committee, all matters relating to accounting or internal controls will be brought immediately to that Chair’s attention. The applicable director who has received the communication will deliver a summary of all stockholder communications to the full Board at its next regularly scheduled meeting. Any director may review the correspondence log and request copies of any such correspondence.

¿      DIRECTOR QUALIFICATIONS AND SKILLS

Minimum qualifications for recommendation for a position on our Board of Directors, whether from our Nominating and Corporate Governance Committee, or from a stockholder, include:

•       a proven record of ethical and responsible service of not less than five (5) years in a corporate or comparable position involving substantial professional judgment and responsibility;

•       the ability to devote necessary time and attention to the position as a Director;

•       training and experience in a function or discipline relevant to the business and operations of the Company (e.g. technology, manufacturing, finance, international operations, marketing, or other areas which would enhance the effectiveness of the Board of Directors);

•       awareness of and allegiance to the interests of the stockholders of the Company; and

•       fluency in English (written and spoken).

Specific skills or qualities that we believe are necessary for one or more of our Directors to possess are listed below. Please note that we do not expect that a single individual possess all listed skills, but rather that the Board as a whole include one or more individual(s) who possess one or more of the listed skills or qualities:

•       financial knowledge and experience which qualifies a director as a “financial expert” under applicable Securities and Exchange Commission (“SEC”) criteria; and

•       in-depth knowledge, based upon prior employment as a senior officer, in a key area of a for-profit corporate entity, e.g. finance, operations, sales, marketing, strategic planning.

BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Ms. Gayla Delly joined the Board of Directors in 2005, at which time the Board determined that Ms. Delly is independent per all applicable NASDAQ and SEC rules and regulations. Ms. Delly was appointed to the Audit Committee at the regular meeting of the Board of Directors held following our Annual Meeting of Stockholders on May 3, 2005. The Board has determined that Ms. Delly qualifies as an audit committee financial expert, as defined under SEC rules and regulations. Additionally, the Board has determined that Ms. Delly qualifies as a member of the Audit Committee who meets the NASDAQ listing requirement under Rule 4350(d)(2)(A) as having the requisite past employment experience which provides her with the required financial sophistication.

¿      EVALUATION OF NOMINEES

Nominees (including nominees recommended by stockholders) are identified and evaluated by the Nominating and Corporate Governance Committee through review of resume or other summary of experience, personal interviews conducted by members of the Committee, and submission of such supplemental information as may be reasonably requested by the Committee.

¿      COMMITTEE MEMBERSHIPS

•       Audit: Ms. Delly (Chair), Mr. Bishop, and Mr. Melliar-Smith.

•       Compensation: Mr. Walters (Chair), Ms. Delly and Mr. Jacoby.

•       Nominating and Corporate Governance: Mr. Melliar-Smith (Chair) and Mr. Bishop.

All members of the Audit Committee and of the Nominating and Corporate Governance Committee are non-employee directors whom the Board has determined meet NASDAQ independence requirements.

¿      COMMITTEE RESPONSIBILITIES

Audit Committee

•       Engages our independent auditors;

•       Reviews and oversees the services performed by our independent auditors;

•       Reviews the independence of the independent auditors;

•       Reviews and evaluates our accounting principles and our system of internal accounting controls; and

•       The Audit Committee operates under an updated Charter adopted by the Board in 2003.  A copy is attached as Appendix A to this Proxy Statement.  A copy is also available via the “Governance—Introduction” link found under our main “Investors” link at our website located at www.power-one.com. Please see also “Audit Committee Report” below.

Compensation Committee

The Compensation Committee is comprised of Ms. Delly and Messrs. Walters and Jacoby. The Board has determined that each member of the Compensation Committee is independent under the rules of the NASDAQ. The Compensation Committee operates under the Charter adopted by the Board in 2005. A copy is available via the “Governance—Introduction” link found under our main “Investors” link at our website located at www.power-one.com.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•       Evaluating the performance of the Chief Executive Officer and Chief Operating Officer and determining the compensation of these executive officers based on such evaluation;

BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

•       Determining the compensation of the Company’s other executive officers in consultation with the Chief Executive Officer and Chief Operating Officer;

•       Administering our stock incentive plans;

•       Establishing the criteria for the awarding of bonuses;

•       Setting the compensation for the members of the Board of Directors, taking into consideration the level of director compensation for comparable companies; and

•       Recommending to the Board of Directors adoption of other compensation plans as may from time to time be deemed in the best interests of the Company.

The Compensation Committee is not authorized to delegate its authority with respect to executive and director compensation to any other person.  Our executive officers, including the Named Executive Officers, do not have any role in formally setting or establishing the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, as noted above, our Chief Executive Officer and Chief Operating Officer do make recommendations to and consult with the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. As noted in the “Executive Compensation Discussion and Analysis” below, the Compensation Committee did not retain an independent compensation consultant for 2006. The Compensation Committee has recently retained the compensation consulting firm of ORC Worldwide to perform a comprehensive review of the Company’s executive compensation programs, including the identification of peer companies for comparison and benchmarking purposes, for the Compensation Committee’s evaluation in 2007.

Nominating and Corporate Governance Committee

•       Establishes qualifications for board membership;

•       Evaluates stockholder nominees for director who are properly presented to the Company. See above under section noted “Stockholder Communications with the Board of Directors” for information on the process for presenting stockholder nominees;

•       Recommends director nominees to the Board both for the annual stockholders meeting and for the filling of any vacancies that occur between annual meetings;

•       Assists the Board in devising a methodology for annually evaluating the Board’s performance;

•       Recommends the size of the Board, committee structure and assignments and frequency of regular Board meetings;

•       Discusses and makes recommendations to the full Board on the Company’s Corporate Governance Guidelines; and

•       The Nominating and Corporate Governance Committee operates under the Charter adopted by the Board in 2004. A copy is available via the “Governance—Introduction” link found under our main “Investors” link at our website located at www.power-one.com.

BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

BOARD AND COMMITTEE MEETINGS IN 2006

•       Board of Directors:

12 meetings in total (8 were telephonic)

1 action by written consent

•       Audit Committee:

6 meetings in total (2 were telephonic)

•       Compensation Committee:

5 meetings in total (2 were telephonic)
3 actions by written consent

•       Nominating and Corporate Governance Committee:

2 meetings (1 was telephonic)

The following table presents information regarding the compensation paid during 2006 to members of our Board of Directors who are not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to Messrs. Goldman and Yeates, who are also our employees, is presented below in the Summary Compensation Table and the related explanatory tables. These individuals are generally not entitled to receive additional compensation for their services as directors.

NON-EMPLOYEE DIRECTOR COMPENSATION—FISCAL 2006

Name (a)	Fees Earned Or Paid in Cash ($) (b)	Stock Awards ($) (1) (2) (3) (c)	Option Awards ($) (3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Kendall R. Bishop	$45,000	$18,800	—	—	—	—	$63,800
Gayla J. Delly	$60,000	$18,800	—	—	—	—	$78,800
Jon E.M. Jacoby	$42,000	$18,800	—	—	—	—	$60,800
Mark Melliar-Smith	$50,000	$18,800	—	—	—	—	$68,800
Jay Walters	$50,000	$18,800	—	—	—	—	$68,800

(1)          The amounts reported in Column (c) of the table above reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards granted to Non-Employee Directors were forfeited during 2006. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 14 to the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report to Stockholders filed on Form 10-K and incorporated herein by reference.

(2)          Each of our Non-Employee Directors was granted an award of 4,000 restricted stock units on April 28, 2006. Based on the closing price of our common stock on that date, the grant date fair value of the grant for each director was $28,200.

BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

(3)          The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of December 31, 2006.

Director	Number of Shares Subject to Outstanding Options as of 12/31/06	Number of Unvested Shares of Restricted Stock as of 12/31/06
Kendall R. Bishop	145,000	4,000
Gayla J. Delly	30,000	4,000
Jon E.M. Jacoby	170,000	4,000
Mark Melliar-Smith	62,500	4,000
Jay Walters	152,500	4,000

All stock options reported in the table above except those granted to Ms. Delly were granted under our 1996 Stock Incentive Plan (the “1996 Plan”).  Ms. Delly’s stock options were granted under our 2004 Stock Incentive Plan (the “2004 Plan”). All 1996 Plan non-employee director options have an exercise price equal to the fair market value on the grant date, a ten-year term, and vest in equal annual installments over a four-year period beginning on the first anniversary of the grant date. Ms. Delly’s 2004 Plan stock options have an exercise price equal to fair market value on the grant date, a ten-year term, and vest in equal annual installments over a three-year period beginning with the first anniversary of the grant date. Following the acceleration of stock option vesting on February 23, 2005 discussed below in the “Equity Awards” section of our “Executive Compensation Discussion and Analysis,” all of the outstanding options reported in the table above were fully vested as of December 31, 2006, except for 20,000 shares subject to options held by Ms. Delly as of that date.

Non-Employee Director Compensation

Cash Compensation

We pay each Non-Employee Director (a “Director”) as follows:

•       Annual retainer: $20,000

•       Supplemental annual retainers:

•        Audit Committee—Chair: $15,000

•        Other Committee—Chair: $5,000

•       Meeting fees paid for attendance (Board or Committee):

•        In person: $3,000/day

•        Telephonic Meetings: $1,000/day for meetings over two hours that involve substantial time and preparation.

Only one daily meeting fee is paid on days when multiple meetings of separate Committees, or Committee(s) and Board are held on the same day.

We also reimburse our Non-Employee Directors for reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

Non-Employee Director Equity Awards

For the current fiscal year, on April 28, 2006 we granted each Non-Employee Director a restricted stock unit award of 4,000 restricted stock units.  This award was made pursuant to a non-employee director equity award program adopted by the Compensation Committee on April 25, 2006 under our shareholder-approved 2004 Stock Incentive Plan (the “2004 Plan”). The Compensation Committee acts as the administrator of the 2004 Plan.

BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

The April 2006 stock unit award  program provides for restricted stock unit awards to new Non-Employee Directors who join our Board, as well as to existing Non-Employee Directors based on continued service.  A newly elected Non-Employee Director will receive a restricted stock unit award of 12,000 stock units on the date of his/her election to the Board. The new Non-Employee Director award vests in equal portions of 33 1/3% in each of the following three years on the earlier of (i) the anniversary of the date of grant in that year, or (ii) the annual meeting date in that year.

For existing Non-Employee Directors, at each Annual Meeting, each of our then-current Non-Employee Directors will receive an annual restricted stock unit award of 4,000 stock units.  A Non-Employee Director must have served for not less than 180 days prior to the first day of the month in which the Annual Meeting occurs to be considered a current Non-Employee Director.   This provision avoids the situation where a newly elected Non-Employee Director might otherwise receive his or her initial award, followed closely thereafter by an annual award if election had occurred within the preceding 180 day window.   The April 2006 award, and all future annual awards under the April 2006 stock unit award program will vest in full on the earlier of (i) the first anniversary of the date of grant, or (ii) the next Annual Meeting date following the date of grant.

These stock units are paid in shares of our common stock upon vesting. Stock units have no dividend or voting rights until shares of common stock are issued and held of record by the Non-Employee Director.

The April 2006 stock unit award program replaced and superseded a discretionary program adopted under our 2004 Plan in July 2004 by our Compensation Committee for award of stock options to Non-Employee Directors. As discussed below in the “Executive Compensation Discussion and Analysis” in relation to equity awards to officers and employees, the Compensation Committee decided in April 2006 to use stock awards for equity grants in lieu of stock options for the same reasons as were behind the May 2005 decision for officer and employee awards.

The acceleration of stock option vesting on February 23, 2005 discussed below in our “Executive Compensation Discussion and Analysis” in the “Equity Awards” section applied to any eligible Director stock option award outstanding on that date.

Other Compensation, Plans or Benefits

We do not provide our Non-Employee Directors with any other compensation, benefits, compensation deferral arrangements, perquisites, severance, change in control, or other consideration for service to the Company as a director.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS—PRINCIPAL ACCOUNTANT FEES
AND SERVICES

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), independent auditors, to audit our consolidated financial statements for the fiscal year 2007. As a matter of good corporate governance, the Audit Committee has determined to present to the stockholders for ratification at the meeting. If the stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain that firm. Even if the stockholders ratify the selection, the Audit Committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche has audited our consolidated financial statements since 1993. Representatives of Deloitte & Touche are expected to be present at the meeting. They will have the opportunity to address the audience at the meeting and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche as Power-One, Inc.’s independent auditors for 2007. We will vote Proxies received by us in favor of the ratification of Deloitte & Touche unless a contrary choice is indicated.

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

Audit Committee

The Audit Committee is currently composed of three non-employee directors who the Board believes all meet the current NASDAQ independence requirements. The Committee operates under a written charter most recently amended and restated by the Board of Directors in 2003.

The Board also believes that all Audit Committee members possess experience or have backgrounds which make each qualified to serve on the Committee. The Board believes and the Committee has determined that all members are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. The Board’s determination is based on each Committee member’s experience, background, training, past employment in a position of substantial authority, responsibility for financial statements oversight, or other experience and involvement in the review and evaluation of financial statements.

Additionally, the Committee, in concert with the Board of Directors, has determined that Committee member, Ms. Gayla Delly, qualifies as a member of the Audit Committee who meets the NASDAQ listing requirement under Rule 4350(d)(2)(A) as having the requisite past employment experience which provides her with the required financial sophistication. The determination of Ms. Delly’s qualifications under the applicable NASDAQ Rule is based upon Ms. Delly’s relevant education, her current and past employment experience in finance and accounting, her professional certification as a Certified Public Accountant, her current position as President and former position as Chief Financial Officer of Benchmark Electronics, Inc. Ms. Delly has also been determined by the Board as qualified for classification as an audit committee financial expert, as defined under SEC requirements and is so designated.

Any person desiring to submit any complaint to the Company regarding accounting, internal accounting controls, or auditing matters should address such complaint to:

Chairman of the Audit Committee
Power-One, Inc.
740 Calle Plano
Camarillo, CA 93012
Attn: Secretary

All such correspondence will be logged in by our Secretary and promptly forwarded to the Chairman of the Audit Committee. The Chairman will provide a summary of all communications to the Audit Committee, and will direct and oversee such additional actions or inquiries as the Chairman deems appropriate in light of a given complaint.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent public accountants, Deloitte & Touche. The policy generally permits pre-approval annually of certain specific services in the defined categories of audit services, audit-related services, and tax services up to specified annual budget amounts, and sets requirements for specific case-by-case pre-approval of discrete projects, such as those which may have a material effect on our operations or services over certain amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent public accountants to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC and also considers whether proposed services are compatible with the independence of the public accountants.

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

Fees Paid to Independent Public Accountants

SEC rules require that our Audit Committee pre-approve all audit and permissible non-audit services provided by our independent auditors, with certain limited exceptions. Our Audit Committee has concluded that the audit-related and tax services provided to us by Deloitte & Touche are compatible with maintaining auditor independence. During 2005 and 2006, the Company retained Deloitte & Touche to provide services only in the following categories and amounts:

SERVICES	2006	2005
	(in thousands)
1. Audit Fees(1)	$2,029	$1,836
2. Audit Related Fees(2)	$221	$17
3. Tax Fees(3)	$668	$602
4. All Other Fees(4)	$0	$0
Total	$2,918	$2,455

The Audit Committee approved all of the fees noted in Items 2 and 3 above pursuant to its pre-approval policies and procedures.

(1)          Audit fees consisted of fees in connection with the audits of the Company’s annual financial statements (inclusive of internal controls review and attestation), statutory audits, and reviews of the Company’s quarterly financial statements and consents related to SEC filings.

(2)          Audit related fees consisted primarily of fees for the documentation assistance procedures to meet the requirements of the Sarbanes-Oxley Act of 2002, costs of due diligence associated with merger and acquisition or disposal transactions, and financial accounting and reporting consultations.

(3)          Tax fees consisted of a) tax compliance fees in connection with federal, state and local income tax return assistance, assistance with tax return filings in certain foreign jurisdictions, requests for technical advice from taxing authorities, assistance with tax audits and appeals and preparation of expatriate tax returns, and b) tax planning and advice fees in connection with tax advice related to structuring certain proposed acquisitions and disposals and tax advice related to intra-group restructuring items.

(4)          Other fees would consist of fees for services of our independent auditors not otherwise captured in the audit, audit related, or tax categories. We did not incur any such fees in 2005 or 2006.

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT*

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of Power-One, Inc.’s consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. Subject to stockholder ratification, the Committee also recommends the selection of the Company’s independent auditors.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing such financial statements. The responsibility of the Audit Committee is to monitor and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing. We rely on the information provided to us and on the representations made by management and the independent auditors. The Audit Committee will retain independent experts to advise and consult directly with the Audit Committee if the Audit Committee desires an independent opinion or review of any information provided or any representations made by management and the independent auditors.

During fiscal 2006 the Audit Committee performed ongoing review of management’s attention to and focus upon internal controls of the Corporation. Management’s attention to these matters involved substantial internal audit activity by employees of the Corporation, site visits with focused internal audit checklists, detailed assessment of specific processes, action items, remediation efforts, and related activity to ensure that internal controls operated properly. The progress, findings, and results of follow-up from these internal auditing activities were reported to the Committee as a recurring matter in its regular meetings.

The Committee held six meetings during fiscal 2006. The Committee approved the fees to be paid to the independent auditors for their audit of our consolidated financial statements for our 2006 fiscal year. The Committee discussed with the independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s system of internal controls.

In carrying out our responsibilities, we reviewed and discussed with management and the Company’s auditors all financial statements prior to their issuance. We were advised by management and the auditors that all of the financial statements were prepared in accordance with generally accepted accounting principles. As part of our review, we discussed with management the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. We also sought the Company’s independent auditors’ judgment on these matters.

We discussed with the independent auditors matters required to be discussed under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

*                    SEC filings sometimes “incorporate information by reference.”  This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

The independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from Power-One, Inc. We considered whether the auditors’ provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. The Audit Committee has established policies to review and pre-approve any non-audit services proposed to be provided by the independent auditors, and to review and pre-approve the scope, work plan and fees for the audit services to be provided by the independent auditors.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that Power-One, Inc.’s audited consolidated financial statements for the fiscal year ended December 31, 2006 be included in the Annual Report on Form 10-K. We have also appointed Deloitte & Touche to serve as the Company’s independent auditors for fiscal 2007, subject to stockholder ratification.

THE AUDIT COMMITTEE

Gayla Delly, Chairman
Ken Bishop
Mark Melliar-Smith

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation program operates primarily via the oversight and executive compensation responsibilities of our Compensation Committee of the Board of Directors (the “Committee”). The program is designed to attract, retain, motivate and fairly compensate the senior executive talent necessary to effectively manage the Company. Our program also aims to support the creation and maintenance of stockholder value and is designed to make pay consistent with performance.

Consideration is given to a number of variables in establishing, managing, and administering the total compensation package of our senior executives. Key variables include the amount of compensation paid to executive officers in similar positions at companies that compete with us for executives, the individual’s role, leadership responsibilities and performance during the last year, and a balancing between near-term cash compensation and longer-term equity based compensation.

The Committee solicits and encourages management input, recommendations, and suggestions on all elements of total compensation. However, the ultimate decision-making and final approval rests solely with the Committee.  The Company believes that the total compensation currently being paid to our executive officers is consistent and in keeping with current market rates for companies of comparable size.

The Company believes that bonuses, incentive payments and other performance based awards must be tied directly to, and come as a reward for, clearly measurable performance associated directly with key financial and operational metrics. Additionally, the Company believes that the executive officers must have a significant portion of their total compensation potential aligned, via equity incentives, with stockholder interests, to ensure that stockholder value remains a primary objective and criteria in the management of the Company. However, the Company strives to balance current results with future expectations and believes that, in appropriate situations, certain discretionary bonuses or other compensation can be an appropriate tool when officers are tasked with and perform major operational or other tasks that may not, upon completion, necessarily result in immediate financial performance improvements.

Targeted Overall Compensation

The current total compensation structure for our executive officers (including our “Named Executive Officers” identified in the “Summary Compensation Table” below)  traces it roots back to comprehensive analysis performed in 2003 by the Compensation Committee, with assistance from Frederic W. Cook & Co., Inc., nationally recognized consultants.

In the interest of ensuring current market comparability and competitiveness in executive compensation, the Committee set out in 2003 to perform a detailed analysis and benchmarking of executive salary, cash bonus programs, and equity awards. The goal of the 2003 analysis and benchmarking was to set, for each executive officer, total compensation packages that were in line with market rates, as determined via peer group comparisons and general market studies, with appropriate location based adjustments.  Comprehensive “market rate” total compensation packages were approved by the Committee and put into place in early 2004 for all executive officer positions. The base salaries and cash bonus targets established in early 2004 have been the foundation for compensation programs to date, adjusted since the 2004 levels predominantly to reflect general economic trends.

The Committee did not rely on any consultants or utilize any peer company comparisons or benchmarking in 2006 in setting executive compensation. The Committee has recently retained consultants to perform compensation review, inclusive of peer company comparison and benchmarking, for the Committee’s evaluation in 2007.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

The key elements in determining the total compensation paid to our executives are:

1.                Base Salary—Base salary is set commensurate with the title, duties, and responsibilities of the position and as deemed necessary to be competitive with base salary data for comparable positions at comparable companies. Base salary provides a market-based assured level of cash compensation that is considered appropriate for the professional status and responsibilities of the position.

2.                Cash Bonus—Plans are established to reward performance and achievement of designated Company financial metrics, as well as individual job performance objectives. Additionally, the Committee has awarded and retains the discretion to award “spot” or special project cash bonus payments in select cases of exceptional executive performance on discrete assignments.

3.                Equity Awards—Equity awards are made at the discretion of the Committee, with a primary goal of providing a reward for maintaining and preserving shareholder value. Equity awards are also used to enhance executive retention, using vesting schedules that provide an incentive for the executive to continue in service to the Company.

4.                Perquisites—We provide selected benefits and payments, inclusive of automobile allowances (cash payments for business use of automobile), matching of contributions to 401(k) accounts, and Company subsidized life insurance coverage as deemed appropriate to be competitive with perquisites for comparable positions at comparable companies.

Base Salary

Base salaries are used to provide a specific level of primary compensation for services rendered during the fiscal year.  Levels are set for each executive based on the executive’s position and responsibility by using market data, anecdotal information, and senior management’s determination of overall organizational compensation equity.  None of the Named Executive Officers have any employment agreements in place that guarantee any specified salary level or amount.

During 2006, base salary increases were awarded to the Named Executive Officers in February and again in July. The February 2006 base salary increases were made as a result of the changes in executive functions that were made effective at that time, (including the separation of the office of Chairman and of Chief Executive Officer and the promotions of officers into the positions of Chief Executive Officer, President and Chief Operating Officer). The February 2006 base salary increases also were made in recognition of the fact that no salary increases were given in fiscal year 2005, resulting by February 2006 in salaries that were therefore below the market range for comparable positions at comparable companies. The July 2006 base salary increases were deemed by the Committee to be essentially reflective of market rate cost of living increases and related general economic metrics.

Cash Bonus Plans

Our 2006 cash bonus plan for executive officers was adopted in February 2006. In creating the 2006 cash bonus plan, the Committee evaluated each executive officer’s position to determine the extent to which such officer’s job duties and performance can and does have a direct impact on the Company’s financial performance and on shareholder value. For executive officers in positions having a greater potential and responsibility for direct impact on the Company’s financial performance and

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

shareholder value, the bonus opportunity is more heavily influenced by the Company’s financial performance.

Under the 2006 cash bonus plan, executive officers have the potential to earn cash bonuses up to a percentage of base salary, based on a combination of the Company’s financial performance and the individual’s performance measured against position-specific objectives established by the person to whom the individual reports. The actual cash bonus paid to officers under the 2006 cash bonus plan is calculated according to the following formula: Bonus = base salary, multiplied by bonus level percentage, multiplied by the officer’s individual objectives grade.

The bonus level percentage for each of the officers is determined according to the following table. For all officers other than Mr. Godfrey, each bonus level establishes a minimum threshold of revenue and earnings per share for fiscal 2006 as a whole that the Company must achieve before any bonus attributable to overall Company financial performance is payable for a given level. Bonus Level No. 1 sets the minimum revenue and earnings per share amounts at which the financial performance bonus will be payable. Bonus levels Nos. 2 and 3 each involve higher thresholds of revenue and earnings per share for the applicable bonus percentage to become payable. Both components of a given bonus level (i.e. revenue and earnings per share) must be achieved for bonus eligibility at the given level. For Mr. Godfrey, separate revenue and earnings per share levels using different formulas based on certain divisional/business unit targets (as opposed to overall Company financial performance) have been established for each of Mr. Godfrey’s three bonus levels.

Name	Title	Level 1	Level 2	Level 3
William T. Yeates	Chief Executive Officer	50%	100%	125%
Brad W. Godfrey	President and Chief Operating Officer	50%	100%	125%
Paul E. Ross	Vice President, Finance, Treasurer and Chief Financial Officer	25%	50%	62.5%
Veronica Tarrant(1)	Vice President, Finance and Chief Accounting Officer	25%	50%	62.5%
Randall H. Holliday	Secretary and General Counsel	15%	30%	37.5%

(1)          Amount is shown for illustrative purposes only, in that Ms. Tarrant had no further interest in the Cash Bonus Plan as a result of her end of active service with the Company in July 2006.

Individual objective performance is graded on a one hundred (100) point scale. Based upon this final score, the percent of the bonus earned applicable to individual objectives is determined as follows:

Final Overall Grade	% of Bonus earned
90 to 100	100%
80 to 89	75%
70 to 79	50%
< 70	0%

Based upon the Company’s fiscal year 2006 financial results (as well as the applicable fiscal year 2006 divisional/business unit financial results applicable to Mr. Godfrey), no financial performance cash bonus awards were payable to any of the Named Executive Officers.

The Committee has exercised discretion to award cash bonuses to the Named Executive Officers based on individual performance during 2006, primarily in relation to efforts and services relating to the Company’s October 2006 acquisition of the Power Electronics Group (“PEG”) from Magnetek, Inc.  The Committee determined that each of the Named Executive Officers played key and material roles in the identification of PEG as an acquisition candidate,

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

in performing extensive due diligence review, and in negotiating and structuring a definitive acquisition agreement at a price and on terms and conditions that the Committee determined to be favorable.  Based upon individual performance in 2006, the Committee authorized and approved cash bonuses to the Named Executive Officers as follows:

Mr. Yeates:	$100,000
Mr. Godfrey:	$100,000
Mr. Holliday:	$20,000
Mr. Ross:	$15,000

The discretionary fiscal year 2006 cash bonuses were paid to all officers named above on February 12, 2007, except that Mr. Holliday received $10,000 of the noted total amount in October 2006, with the remaining $10,000 paid to him February 12, 2007.

Equity Awards

Historically, executive cash compensation has been supplemented with significant equity awards that provide compensation correlated to the performance of the Company’s stock. The Company believes that the use of equity awards that create value for the executive in direct correlation to the performance of the Company’s stock price and shareholder value should be an essential element of overall compensation packages.

In 2005 the Company engaged in a detailed study and consideration of the rule changes (i.e. Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123 (revised 2004), (“Share-Based Payment”), as well as public comment on the accounting treatment of stock options and the requirement that stock options be treated as an expense in determining the Company’s operating results and financial performance.

In light of these rule changes and after further discussion, the Board of Directors in 2005 resolved to accelerate in full the vesting of all then outstanding unvested stock options having an exercise price greater than $5.00/share regardless of whether held by directors, executive officers or non-executive employees. The Company recorded an immaterial compensation charge at the time of the acceleration.

Additionally, the Company determined to move from traditional stock option awards to alternative forms of equity awards (e.g. restricted stock and restricted stock units) for executive officers and other employees.  Executive officers and selected other key employees received awards of restricted stock units in May 2005.  For executive officers, the May 2005 individual awards were determined by the Compensation Committee after consultation with management, taking into consideration the executive’s position and job scope, impact on overall Company performance, and perceived prospective value to the Company.  Executive and key employee retention was the primary reason for the May 2005 awards. The May 2005 awards vest over four years in equal quarterly installments on the anniversary of the date of award.

Additional grants of restricted stock units were made in July 2006 to executive officers and to key employees. The July 2006 awards were generally in amounts equal to one-fourth of the original May 2005 award and vest in a single installment four years from the date of award. Executive and key employee retention was also the primary reason for the July 2006 awards. Selected other key employees have received awards of restricted stock units on a case by case basis from late 2005 to date. While the Committee recognizes that other forms of equity grants might provide comparable retention and incentive results, the Committee believes that stock units are preferable in light of the potential consequences of recording variable compensation expenses from stock options under applicable accounting rules.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The Company does not have a formal policy requiring that equity award grants be made at any particular time but expects to continue to use equity awards to executive officers when and as deemed appropriate by the Company. The Company does not have, nor does it intend to adopt, any practice of timing the grant of any form of equity award in coordination with any release or announcement of any material non-public information. As noted above, the Company anticipates that future equity awards will not be stock options but likely will involve other equity awards such as restricted stock and restricted stock units.

Severance Benefits

On April 28, 2004, our Board of Directors approved and we entered into Change in Control Severance Agreements (“CIC Agreements”), with certain of our current executive officers: Mr. Goldman, Mr. Yeates, Mr. Godfrey, and Mr. Holliday.  Under the CIC Agreements, certain severance benefits are provided to the named officer if a “Change in Control” occurs and if the named officer’s employment is terminated within twenty-four (24) months after the Change in Control due to a qualifying reason.

The CIC Agreements were adopted so that senior executives may be relied on, in the event of a potential Change in Control, to focus on the pending transaction. The Board believes that providing senior executives with assurances of employment continuity, or of adequate transitional compensation protection if employment might end as a result of a Change in Control, strongly encourages the executive to work on a Change in Control with full attention to consummating a transaction that is beneficial to the Company and stockholders. The CIC Agreements are intended to eliminate the executive’s personal uncertainties and risks that may be created by the possibility of a Change in Control.

In 2006, our Compensation Committee determined that review of the existing CIC Agreements was in order.  The Committee considers it essential that CIC Agreements balance the interests of shareholders and the covered executives in an equitable manner, and reflect current regulatory and corporate governance requirements, and “best practices” guidelines. In light of these considerations, the Committee elected to terminate the existing CIC Agreements, and gave timely notice to the current holders that existing CIC Agreements will expire effective April 27, 2007.

The Committee is now working on replacement CIC Agreements which would, if adopted, be expected to go into effect immediately following expiration of the current CIC Agreements.  Replacement CIC Agreements are anticipated to be generally comparable to the existing CIC Agreements in terms of “triggers,” bases for payments, and other general administrative and interpretive terms as summarized in this report, but will be otherwise modified and updated to reflect current “best practices.”

Other than the CIC Agreements, we do not have any formal severance benefit agreements with any of our executive officers.  In the past, certain officers have received severance packages upon termination of employment by the Company without cause that have provided for severance pay for periods of up to twelve (12) months. Such packages have been entered into at the discretion of management, in consultation with the Committee, when management has deemed it appropriate under the circumstances. All such packages have been entered into in connection with the executive’s execution of a waiver and release agreement in favor of the Company.

Retirement Plans

The Company does not have any reportable retirement plans in place for any of our executives.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Committee believes that no part of the Company’s tax deduction for compensation paid to the named executive officers for 2006 will be disallowed under Section 162(m).   The Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION *

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jay Walters, Chairman
Gayla J. Delly
Jon E.M. Jacoby

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of 2006. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During the fiscal year ended December 31, 2006, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose own executive officers served as a director or member of our Compensation Committee.

*                    SEC filings sometimes “incorporate information by reference.”  This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE—FISCAL 2006

The following table presents information regarding compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for services rendered during 2006. These individuals are referred to as “Named Executive Officers” in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven J. Goldman, Chairman(3)	2006	$520,000	—	—	—	—	—	$22,870	$542,870
William T. Yeates, Chief Executive Officer(4)	2006	$413,463	$100,000	$126,958	—	—	—	$19,145	$659,566
Paul E. Ross, VP Finance, Treasurer and Chief Financial Officer(5)	2006	$193,654	$ 15,000	$ 50,783	—	—	—	$16,896	$276,333
Brad W. Godfrey, President and Chief Operating Officer	2006	$292,240	$100,000	$126,958	—	—	—	$15,938	$535,136
Randall H. Holliday, Secretary & General Counsel	2006	$253,079	$ 20,000	$ 50,783	—	—	—	$18,922	$342,784
Veronica Tarrant, VP Finance and Chief Accounting Officer(6)	2006	$212,338	—	$ 16,757	—	—	—	$ 9,489	$238,584

(1)          The amounts reported in Column (e) of the table above reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes with respect to 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards granted to Non-Employee Directors were forfeited during 2006. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 14 of the Company’s Consolidated Financial Statements, included as part of the Company’s 2006 Annual Report to Stockholders filed on Form 10-K and incorporated herein by reference.

EXECUTIVE OFFICER COMPENSATION

(2)          All other Compensation for each named executive includes:

•       Steven J. Goldman-Auto allowance of $13,260, 401(k) company contributions of $8,800, and company paid life insurance premiums of $810.

•       William T. Yeates-Auto allowance of $13,260, 401(k) company contributions of $8,800, and company paid life insurance premiums of $810.

•       Paul E. Ross-Auto allowance of $7,800, 401(k) company contributions of $8,664, and company paid life insurance premiums of $432.

•       Brad W. Godfrey-Auto allowance of $7,800, 401(k) company contributions of $7,297, and company paid life insurance premiums of $432.

•       Randall H. Holliday-Auto allowance of $7,800, 401(k) company contributions of $8,800, and company paid life insurance premiums of $2,322.

•       Veronica Tarrant-Auto allowance of $4,800, 401(k) company contributions of $4,076, and company paid life insurance premiums of $613.

(3)          Steven J. Goldman was Chairman and Chief Executive Officer from January 1, 2006 through February 6, 2006. Mr. Goldman relinquished the position of Chief Executive Officer on February 6, 2006 and continued as an officer and director of the Company thereafter in his capacity as Chairman.

(4)          William T. Yeates was President and Chief Operating Officer from January 1, 2006 through February 6, 2006. Mr. Yeates was appointed Chief Executive Officer of the Company on February 6, 2006 and relinquished his position as President and Chief Operating Officer on that date.

(5)          Paul E. Ross submitted his notice of resignation on February 12, 2007 to accept a position with another company. Mr. Ross was expected to leave the Company on or about March 16, 2007.

(6)          Veronica Tarrant left active service with the Company in July 2006. Ms. Tarrant’s 2006 salary amount includes $21,971 paid at the end of her active service for accrued vacation. Ms. Tarrant entered into a separation agreement with the Company in connection with the ending of her active service, a summary of which is found below under the heading “Other Employment Related Agreements.”

EXECUTIVE OFFICER COMPENSATION

GRANTS OF PLAN BASED AWARDS-FISCAL 2006

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers for 2006. Each of these awards was granted under our 2004 Stock Incentive Plan.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Steven J. Goldman, Chairman	—	—	—	—	—	—	—	—	—	—	—
William T. Yeates, Chief Executive Officer	7/31/06	$220,000	$440,000	$550,000	—	—	—	25,000	—	—	$158,000
Paul E. Ross, VP Finance, Treasurer and Chief Financial Officer	7/31/06	$ 49,400	$ 98,800	$123,500	—	—	—	10,000	—	—	$ 63,200
Brad W. Godfrey, President and Chief Operating Officer	7/31/06	$165,000	$330,000	$412,500	—	—	—	25,000	—	—	$158,000
Randall H. Holliday, Secretary & General Counsel	7/31/06	$ 39,000	$ 78,000	$ 97,500	—	—	—	10,000	—	—	$ 63,200
Veronica Tarrant, VP Finance and Chief Accounting Officer(2)	n/a	n/a	n/a	n/a	—	—	—	—	—	—	—

None of the Company’s Named Executive Officers are covered by employment agreements. The restricted stock unit awards reported in the table above were each granted under our 2004 Stock Incentive Plan and are scheduled to vest in annual installments over the four-year period after the grant date. The units are payable in shares of our common stock on a one-for-one basis following the vesting date and include the right to receive dividend payments.

(1)          All amounts noted in columns (c), (d), and (e) represent potential payments that could have been earned under the Company’s 2006 Cash Bonus Plan based on Company financial performance in 2006. No actual payouts were made to any Named Executive Officer under the 2006 Cash Bonus Plan based on actual 2006 Company financial performance.

(2)          Amount is shown for illustrative purposes only, in that Ms. Tarrant had no further interest in the Cash Bonus Plan as a result of her leaving employment with the Company in July 2006.

EXECUTIVE OFFICER COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven J. Goldman,	195,000			$ 4.67	6/16/2008
Chairman	105,000			$20.88	4/17/2010
	105,000	—	—	$ 5.77	10/1/2011	—	—	—	—
	75,000			$ 5.77	10/1/2011
	75,000			$ 6.02	1/8/2013
	100,000			$ 8.92	12/9/2013
William T. Yeates,	450,000			$11.17	1/13/2010
Chief Executive	225,000			$11.17	1/13/2010			—	—
Officer	75,000	—	—	$17.54	3/30/2010
	75,000			$ 5.77	10/1/2011
	75,000			$ 5.77	10/1/2011
	75,000			$ 6.02	1/8/2013
						75,000(1)	$546,000
						25,000(2)	$182,000
Paul E. Ross,	1,000			$17.51	4/30/2011
VP Finance,	1,000			$ 5.77	10/1/2011
Treasurer & Chief	3,000	—	—	$ 5.77	10/1/2011			—	—
Financial Officer(5)	10,000			$ 6.02	1/8/2013
	17,000			$ 9.12	7/21/2014
						30,000(1)	$218,400
						10,000(2)	$ 72,800
Brad W. Godfrey,	105,000			$20.88	4/17/2010
President and Chief	105,000			$ 5.77	10/1/2011
Operating Officer	40,000	—	—	$ 5.77	10/1/2011			—	—
	40,000			$ 6.02	1/8/2013
	30,000			$ 8.92	12/7/2013
						75,000(1)	$546,000
						25,000(2)	$182,000
Randall H. Holliday,	50,000			$35.88	1/8/2011
Secretary & General	50,000			$ 5.77	10/1/2011
Counsel	15,000	—	—	$ 5.77	10/1/2011			—	—
	40,000			$ 6.02	1/8/2013
	30,000			$ 8.92	12/9/2013
						30,000(1)	$218,400
						10,000(2)	$ 72,800
Veronica Tarrant,	30,000			$51.97	6/29/2010
VP Finance and	11,000			$ 5.77	10/1/2011
Chief Accounting	11,000	—	—	$ 6.02	1/8/2013			—	—
Officer	4,000			$ 5.90	10/1/2013
	30,000			$ 9.12	1/17/2013
					7/21/2014
						30,000(3)	$218,400(4)

(1)          One third vests in equal installments on May 17, 2007, May 17, 2008 and May 17, 2009, subject to continued employment with the Company through the noted dates.

EXECUTIVE OFFICER COMPENSATION

(2)          Vests in full on July 31, 2007, subject to continued employment with the Company through the noted date.

(3)          None of this stock unit award will vest given Ms. Tarrant’s end of active service with the Company in July 2006.

(4)          Amount is shown for illustrative purposes only, in that Ms. Tarrant has no further interest in this stock unit award as a result of her end of active service with the Company in July 2006.

(5)          Mr. Ross advised the Company on February 12, 2007 of his resignation to accept a position with another company. Mr. Ross’s anticipated last day of employment with the Company is March 16, 2007. Mr. Ross will not vest in any of the noted awards of stock units as a result of his leaving the Company per his announced plans.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the vesting during 2006 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
(a)	(b)	(c)	(d)	(e)
Steven J. Goldman, Chairman	—	—	—	—
William T. Yeates, Chief Executive Officer	—	—	25,000	$159,250
Paul E. Ross, VP Finance, Treasurer and Chief Financial Officer	—	—	10,000	$63,700
Brad W. Godfrey, President and Chief Operating Officer	—	—	25,000	$159,250
Randall H. Holliday, Secretary & General Counsel	—	—	10,000	$63,700
Veronica Tarrant, VP Finance and Chief Accounting Officer	—	—	10,000	$63,700

POTENTIAL PAYMENTS UPON TERMINATION IN CONNECTION WITH CHANGE IN CONTROL

As described in our “Executive Compensation Discussion and Analysis” above, the Company has entered into CIC Agreements with certain Named Executive Officers. The CIC Agreements are administered by our Compensation Committee.  Each CIC Agreement provides for automatic renewal on an annual basis effective April 28, unless the Compensation Committee provides written notice of termination of the agreement to an executive at least six months prior to the renewal date. As noted above, the Compensation Committee provided notice that the existing CIC Agreements would terminate on April 27, 2007 and the Compensation Committee is working on new CIC Agreements.

EXECUTIVE OFFICER COMPENSATION

Our current CIC Agreements are “double trigger” agreements. Benefits under the CIC agreement are only paid if (a) a “Change in Control” has occurred, and (b) an executive’s employment is terminated after the Change in Control due to a qualifying reason.

Subject to certain limited exceptions, a “Change in Control” will generally be triggered upon (a) any person becoming a 20% or greater owner of the Company, (b) certain majority changes in the Board of Directors over a period of not more than two years, (c) certain mergers or other changes in ownership following which stockholders before the change do not continue to own more than 60% of the Company, and (d) a dissolution or liquidation of the Company.

A qualifying reason for employment termination would be a termination of employment initiated by the Company or successor entity other than for cause, or termination of employment initiated by the executive after a Change in Control for “Good Reason” within 24 months after a Change in Control (or, in certain circumstances, within the six-month period prior to a Change in Control).   “Good Reason” is generally defined as a substantial change of or reduction in duties and responsibilities, a reduction in salary or bonus eligibility affecting the executive individually (as opposed to across the board reductions impacting all executives equally), reassignment to a different geographic location, or refusal of the successor entity to assume the CIC Agreement.

The severance payments and entitlements made to an executive under the CIC Agreement are based on a “multiplier” of either two (for Messers. Goldman and Yeates) or one (for Messers. Godfrey and Holliday).   Payment, entitlements and benefits include:

(1)         lump-sum cash severance payment of an amount tied to base salary and bonuses times the executive’s multiplier

(2)         acceleration of vesting under then existing equity award grants for the number of years represented by the executive’s multiplier,

(3)         continuation of benefits (i.e.. medical insurance, dental insurance and group life insurance) for the number of years represented by the executive’s multiplier,

(4)         lump-sum cash payment for any the amount of the executive’s unvested benefits under any Company qualified or nonqualified retirement plan (including its 401(k) plan) and any Company nonqualified deferred compensation plan,  and

(5)         payment or reimbursement for executive outplacement services actually used by the executive, to a maximum of $15,000.

The CIC Agreements provide for a reduction of the severance payments to be made to an executive in the event the executive’s total payments would be deemed “excess parachute” payments subject to excise taxes under the U.S. Internal Revenue Code.  The executive is not entitled to any “gross up” payments for taxes under the CIC Agreements.

The CIC Agreements include provisions under which, in return for receipt of the payments and benefits under the CIC Agreement, the executive agrees to:

(1)         Maintain and preserve the confidentiality of all Company confidential and proprietary information known to the executive as of the executive’s termination of employment;

(2)         For a period of one year after termination of employment, not contact, solicit, or hire an employee of the Company (either directly or indirectly via a third party);

(3)         For a period of one year after termination of employment, not make any public or private statement that is critical of or disparaging to the Company or its officers, directors or employees.

EXECUTIVE OFFICER COMPENSATION

In the table below, we have estimated the potential cost to the Company of the payments and benefits each named executive officer covered by a CIC Agreement would have received if his employment had terminated under the circumstances described in the CIC Agreements on December 31, 2006.

Name and Principal Position	Cash Severance Payment	Continuation of Medical/Dental/Life/ Other Benefits(1)	Fair Market Value of Accelerated Equity Compensation(2)	Other(3)	Total(4)(5)
Steven J. Goldman, Chairman	$1,820,000	$35,305	$0	$15,000	$1,870,305
William T. Yeates, Chief Executive Officer	$1,388,000	$35,305	$364,000	$15,000	$1,802,305
Brad W. Godfrey, President and Chief Operating Officer	$495,000	$20,807	$182,000	$15,000	$712,807
Randall H. Holliday, Secretary & General Counsel	$315,000	$17,653	$72,800	$15,000	$420,453

(1)          Estimated cost to Company of premiums payable over applicable time period for the named officer.

(2)          Based on closing price of $7.28 on 12/29/06, the last trading day in 2006.

(3)          Maximum amount payable or to be reimbursed to the named officer for outplacement services.

(4)          None of these executives had any unvested benefits under our 401(k) plan or any other retirement or deferred compensation plan as of December 31, 2006.

(5)          As noted above, each executive’s severance benefits are subject to reduction to the extent they are deemed “excess parachute payments” and trigger liability for excise taxes. Accordingly, the actual amount of the executive’s severance benefit may have been less than the amount reported in this column.

OTHER EMPLOYMENT RELATED AGREEMENTS

Ms. Tarrant entered into a separation agreement with the Company effective in August, 2006, in connection with the end of her position with the Company as Chief Accounting Officer, which action was effective July 31, 2006. The agreement provided for continuation of base salary and benefits coverage, at Ms. Tarrant’s  August 2006 salary level and nature of coverage, for a period through February 14, 2007. The agreement also provided for rights to exercise any vested equity award and stock option rights, as same were to have vested as of February 14, 2007. Such exercise rights continue until May 15, 2007, at which date all such rights expire. Ms. Tarrant’s separation agreement included her waiver and release of liability in favor of the Company for waivable claims relating to her employment by and service to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information about beneficial ownership of our common stock as of March 5, 2007 unless otherwise noted, by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock, each director, each executive officer, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares(2)	Percent of Total
Voting Trust(3)	9,922,891	11.4
Security Management Company, LLC(4)	6,793,400	7.8
SF Holding Corp.(5)	6,768,131	7.8
Waddell & Reed Financial Inc.(6)	4,780,800	5.5
Wells Fargo & Company(7)	4,468,241	5.2
Steven J. Goldman	3,320,566	3.8
Jon E.M. Jacoby(8)	1,831,067	2.1
William T. Yeates	1,292,683	1.5
Brad W. Godfrey	1,214,121	1.4
Randall H. Holliday	244,941	0.3
Kendall R. Bishop	199,317	0.2
Jay Walters	161,523	0.2
Veronica Tarrant	72,064	0.1
Mark Melliar-Smith	72,167	0.1
Paul Ross	72,000	0.1
Gayla J. Delly	14,000	0.1
All executive officers and directors as a group (11 persons)	8,494,449	10.0

(1)          The addresses for the listed beneficial owners are as follows: for the Voting Trust, c/o Steve Patterson, Trustee, 349 Colony Drive, Naples, Florida, 34108; for Security Management Company, LLC, One Security Benefit Place, Topeka, Kansas, 66636; for SF Holding Corp., 111 Center Street, Little Rock, Arkansas 72201; for Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202; for Wells Fargo & Company, 420 Montgomery Street, San Francisco, California, 94104; for Jon E.M. Jacoby, c/o the Stephens Group, LLC, 100 Morgan Keegan Drive, Little Rock, Arkansas, 72202; and for each other listed stockholder, c/o the Company, 740 Calle Plano, Camarillo, California, 93012.

(2)          Includes options to exercise shares of common stock held by the following individuals, and all executive officers and directors as a group, that were exercisable on or within 60 days after March 5, 2007, as follows: Goldman 655,000; Jacoby 170,000; Yeates 975,000; Godfrey 563,000; Holliday 185,000; Bishop 145,000; Tarrant 71,000; Walters 152,500; Melliar- Smith 62,500; Delly 10,000; Ross 32,000; and all executive officers and directors as a group 3,021,000. Gives effect to the three-for-two and two-for-one splits of our common stock effected during 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)          The Voting Trust is administered by Mr. Steve Patterson, Trustee. The trustee exercises sole voting power over the trust’s shares and is required to vote such shares “for” or “against” proposals submitted to our stockholders in the same proportion as the votes cast “for” and “against” such proposals by all other stockholders, excluding abstentions. The Voting Trust will expire on the earlier of June 7, 2008, or the occurrence of certain events related to Stephens Inc.’s status as an affiliate of us.

(4)          Based on Amendment No. 1 to Schedule 13G by Security Management Company LLC, with the SEC on February 12, 2007. Per this filing, Security Management Company, LLC identifies itself as a registered investment adviser with sole voting and dispositive power over the shares.

(5)          SF Holding Corp. (formerly known as Stephens Group Inc.) has contributed 5,793,526 of its shares to a voting trust described in Note 3. SF Holding Corp., certain stockholders, directors, officers and related entities of SF Holding Corp. own an additional 7,850,550 shares, of which 4,129,365 have been contributed to the Voting Trust.

(6)          Based on Schedule 13G filed by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company on February 9, 2007. Per this filing, Waddell & Reed Financial, Inc. identifies itself as having indirect sole voting and dispositive power over the shares.

(7)          Based on Schedule 13G filed with the SEC on January 30, 2007 by Wells Fargo & Company on its own behalf and on behalf of Wells Capital Management Incorporated, Wells Fargo & Company identifies itself as a registered investment adviser with sole voting and dispositive power over the shares.

(8)          Includes:  245,322 shares beneficially owned by Nicholas M. Stephens Trust AAAA and 245,322 shares owned by JT Stephens III Trust AAAA, which shares have been contributed to the voting trust and as to which Mr. Jacoby has no voting power and sole dispositive power; 3,545 shares owned by Nicholas M. Stephens Trust AAAA and 3,545 shares owned by J.T. Stephens III Trust AAAA as to which Mr. Jacoby has sole voting and dispositive power; 45,000 shares owned by Susan Stephens Campbell 1995 Trust UID 12/4/95, 45,000 shares owned by Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and 45,000 shares owned by Elizabeth Chisum Campbell 1995 Trust UID 12/4/95, as to which Mr. Jacoby, as a co-trustee of these trusts with Robert L. Schulte, has shared voting and dispositive power; 19,585 shares owned by Susan Stephens Campbell 2004 Trust, 19, 585 shares owned by Craig D. Campbell, Jr. 2004 Trust and 19,585 shares owned by Elizabeth Chisum Campbell 2004 Trust, as to which Mr. Jacoby, as a co-trustee of these trusts with Emon Mahoney has shared voting and dispositive power; 295,451 shares beneficially owned by Jacoby Enterprises, Inc. which have been contributed to the voting trust and as to which Mr. Jacoby has no voting power and sole dispositive power; 132,955 shares owned by Jacoby Enterprises, Inc. as to which Mr. Jacoby has sole voting and dispositive power; 283,544 shares beneficially owned by Coral Two Corporation which have been contributed to the voting trust and as to which Mr. Jacoby has no voting power and sole dispositive power; 30,566 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh as to which Mr. Jacoby has sole voting and dispositive power; 134,048 shares beneficially owned by Mr. Jacoby which have been contributed to the voting trust and as to which Mr. Jacoby has no voting power and sole dispositive power; 12,332 shares owned by Mr. Jacoby as to which Mr. Jacoby has sole voting and dispositive power; 20,682 shares owned by J&J Partners as to which Mr. Jacoby has sole voting and dispositive power; and 60,000 shares owned by Smiley Holdings, LLC as to which Mr. Jacoby has sole voting and dispositive power. Does not include shares owned by Stephens Group Inc. or other of its related persons or entities, except as mentioned in this footnote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons, we believe that during 2006 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Jacoby, who is a member of the Board of Directors and the Compensation Committee, serves as an Executive Vice President of SF Holding Corp. (formerly known as Stephens Group, Inc.), one of our largest stockholders.

Certain affiliates of Stephens Inc., a financial advisor to us, own a substantial amount of our stock. During the 2006 fiscal year, we did not pay Stephens Inc. any amounts for financial advisory services. We expect to pay Stephens Inc. for financial advisory services that it has performed or may perform for us during 2007.

During the year ended December 31, 2006, we borrowed $50.0 million from PWER Bridge, LLC to finance our acquisition of the Power Electronics Group of Magnetek, Inc. PWER Bridge, LLC is an affiliate of Stephens Inc.

Mr. Bishop, who is a member of the Board of Directors, the Audit Committee and the Nominating and Corporate Governance Committee, is a retired partner from the law firm of O’Melveny & Myers LLP. O’Melveny & Myers LLP has performed legal services for the Company in the past and is expected to do so in the future. Since January 2002, Mr. Bishop has not provided legal services to Power-One, or participated directly or indirectly in any allocation of firm income or profits relating to any services provided to the Company. All legal services provided to Power-One by the law firm since January 2002 have been provided exclusively by other members of the firm.

Certain of our executive officers maintain individual brokerage accounts with Stephens Inc. In addition, from time to time affiliates of SF Holding Corp. have made opportunities available to Mr. Goldman to invest in various private partnerships. None of Mr. Goldman’s investments made in these circumstances, individually or in the aggregate, have been material to him.

Mr. Godfrey owns a non-controlling minority interest of less than 10% in a hotel property in the Dominican Republic that is used periodically by our employees while they are on business for us in the Dominican Republic. Rates charged by this hotel are competitive with other comparable commercial lodging in the area. Mr. Godfrey has no control or influence over our choice of lodging for our employees or over the rates charged by the hotel. The amount spent during the fiscal year ending December 31, 2006 relating to use of this property by our employees while on business for us in the Dominican Republic was not material to the Company or to the hotel property.

FINANCIAL AND OTHER INFORMATION

Our Annual Report for the fiscal year ended December 31, 2006, including financial statements, together with this proxy statement is being sent to stockholders of record on March 5, 2007, as of the close of business on or about March 16, 2007. We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, to any stockholder who submits a written request to our Secretary at our principal executive offices.

OTHER MATTERS

The Board of Directors knows of no other matters that have been submitted on a timely basis for voting at this Annual Meeting. If any other matters come before the stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

Randall H. Holliday Secretary

Camarillo, California
March 16, 2007

APPENDIX A

AUDIT COMMITTEE CHARTER
OF
POWER-ONE, INC.

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Power-One, Inc. (the “Company”) to assist the Board in overseeing (1) the integrity of the financial statements of the Company; (2) the Company’s compliance with legal and regulatory requirements; (3) the independence, qualifications and performance of the Company’s independent public accountants; and (4) the performance of the Company’s internal audit function. The Committee will prepare the annual report included in the Company’s proxy statement as required by the SEC.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent public accountants.

The Committee shall be composed of three or more members of the Company’s Board. The members of the Committee shall serve at the discretion of the Board or until they resign or their successors are appointed. The Board shall appoint the chairperson of the Committee (the “Chairperson”). The members of the Committee shall meet the standards of independence and other qualifications required by NASDAQ listing standards, SEC rules or laws, as may be amended from time to time, and at least one member must qualify as a financial expert as required by NASDAQ listing standards, SEC rules or laws, as may be amended from time. The Company must disclose in the periodic reports required by Section 13(a) of the Securities Exchange Act of 1934 (the “Act”) whether or not it has at least one member who is a financial expert.

The Committee shall have the authority to conduct investigations and to retain special legal, accounting or other consultants to advise the Committee, whose compensation, as determined by the Committee, shall be funded by the Company. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any member of, or consultant to, the Committee.

The Committee shall meet at least quarterly or more frequently as may be deemed necessary by the Committee. Special meetings of the Committee may be called by the Chairperson and will be promptly called upon the request of any two Committee members. Minutes of each meeting shall be taken by the corporate Secretary or another person selected by the Committee.

The Committee shall meet at least quarterly with the independent public accountants, internal auditors and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

The Committee shall:

1.                 Exercise the sole authority and responsibility for the appointment, compensation, retention (and termination) and oversight of the work of any independent public accountants employed by the Company (including resolution of disagreements between management and the independent public accountants regarding financial reporting) for the purpose of preparing or issuing an audit report, or performing reviews or attest services or related work and, where appropriate, terminate and replace the independent public accountants. Such independent public accountants shall report directly to and be ultimately accountable to the Committee.

2.                 Review, evaluate and approve the annual engagement proposal of the independent public accountants (including the proposed scope and approach of the annual audit).

3.                 Pre-approve all auditing services and all non-auditing services (except to the extent such non-audit services fall within any de minimis exception set forth in NASDAQ listing standards, SEC rules or law) to be performed by the independent public accountants, provided that such firm shall not be retained to perform those non-audit functions prohibited by NASDAQ listing standards, SEC rules or laws. The approved non-auditing services must be disclosed in the Company’s periodic public reports required by section 13(a) of the Act. The approval of non-auditing services may be delegated to one or more members of the Committee, but the decision must be presented to the full Committee at the next scheduled meeting.

4.                 Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent public accountants are rotated at least every five years. Review the experience and qualifications of the senior members of the independent public accountants’ team.

5.                 Receive periodic reports from the independent public accountants delineating all relationships between the independent public accountants and the Company, actively engage in a dialogue with the independent public accountants with respect to any relationships or services that may impact the objectivity, or adversely affect the independence, of such firm.

6.                 Obtain and review reports from the independent public accountants, at least annually, regarding: (a) the independent public accountants’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent public accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent public accountants, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditors and the Company. .

7.                 Review an analysis prepared by management and the independent accountants of significant accounting and financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements and their impact on the financial statements.

8.                 Review and discuss with management and the independent public accountants the Company’s annual audited financial statements and the results of the audit. Discuss with the independent public accountants any unusual or non-recurring items, the establishment or change of any significant reserves and the adequacy of internal controls. Review the financial information contained in the Annual Reports on Form 10-K  (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and other matters that the Committee deems material before the public release of such information. Obtain from the independent public accountants assurance that the audit was conducted in a manner consistent with Section 10A of the Act, as amended. Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

9.                 Review and discuss with management and the independent public accountants the Company’s quarterly financial statements and the Quarterly Reports on Form 10-Q (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), and the results of the independent public accountants’ reviews of the quarterly financial statements, before the public release of such information.

10.          Review with management and the independent public accountants earnings press releases before release and review with management financial information and earnings guidance provided to analysts and rating agencies.

11.          Review with management and the independent public accountants material accounting principles applied in financial reporting, including any material changes from principles followed in prior years and any items required to be communication by the independent public accountants in accordance with AICPA Statement on Auditing Standards No. 61.

12.          Obtain and review timely reports from the independent public accountants regarding:

a.                 all critical accounting policies and practices to be used by the Company;

b.                all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants; and

c.                 all other material written communications between the independent public accountants and management, including any management letter or schedule of unadjusted differences.

13.          Review with the independent public accountants any problems or difficulties the independent public accountants may have encountered and management’s responses, including: (a) any restrictions on the scope of activities or access to required information; (b) any changes required in the planned scope of the internal audit; and (c) any recommendations made by the independent public accountants as a result of the audit, including any accounting adjustments that were noted or proposed by the independent public accountants but passed on.

14.          Review with management, independent public accountants and internal auditors the adequacy of the Company’s internal controls and procedures including the activities, structure resources, qualifications and effectiveness of the internal audit function, and the performance of the person in charge of internal audit.

15.          Inquire about internal control recommendations made by internal auditors and independent public accountants and whether they have been implemented by management.

16.          Review periodically with management and the independent public accountants the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

17.          Periodically obtain reports from management, independent public accountants, internal auditors, general counsel, tax advisors or any regulatory agency regarding regulatory compliance, and other legal matters that may have a material impact on financial statements and the consideration of those matters in preparing the financial statements.

18.          Review the effectiveness of the policies and procedures for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any reporting deficiencies, fraudulent acts or accounting irregularities.

19.          Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

20.          Review and approve all related-party transactions.

21.          Set clear hiring policies for employees or former employees of the independent public accountants.

22.          Annually evaluate the performance of the Committee.

23.          Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board, as appropriate, and publish the Charter as required by applicable law.

24.          Regularly report to the Board on the Committee’s activities and make appropriate recommendations.

POWER-ONE, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having duly received the Notice of Annual Meeting and the Proxy Statement, hereby appoints the Chairman, Steven J. Goldman, the Chief Financial Officer, Paul E. Ross, and the Secretary and General Counsel, Randall H. Holliday, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the reverse, all common shares of Power-One, Inc. held of record by the undersigned on March 5, 2007, at the Annual Meeting of Stockholders to be held on Tuesday, April 24, 2007 at Power-One headquarters located at 740 Calle Plano, Camarillo, California at 8:00 a.m. Los Angeles time, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

POWER-ONE, INC.

April 24, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

\/  Please detach along perforated line and mail in the envelope provided. \/

20430300000000000000 2	050404

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following nominees for director:

	FOR	WITHHOLD
Nominees:
Kendall R. Bishop	☐	☐
Gayla J. Delly	☐	☐
Steven J. Goldman	☐	☐
Jon E.M. Jacoby	☐	☐
Mark Melliar-Smith	☐	☐
Jay Walters	☐	☐
William T. Yeates	☐	☐

2.	Proposal to ratify the Appointment of Deloitte & Touche LLP as the independent auditors for the Company.
FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed on the Proxy by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES TO THE BOARD LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.